D003

No.: Di A101430249

BANK OF COMMUNICATIONS

MAXIMUM MORTGAGE AGREEMENT

(Applicable to Guarantee of Agreement without limitation of amount)

Bank of Communications Co., Ltd.

 No.: A101430249

Maximum Mortgage Agreement

Important Notice The Mortgagor is requested to carefully read the contents of this Agreement, especially the terms with **. If you have any questions, please ask the Mortgagee.

Mortgagor: Hubei Minkang Pharmaceutical Co., Ltd.
Legal Representative (Responsible Person): Koh Sock Hua
Identification Document Type: Organization Code Certificate ID Number: 75700395-9
Legal Address: No.57, Binjiang Road, Xiba, Yichang City
Address for Correspondence: Same as above       Postal Code: 443000
Tel: 6272131

Mortgagee: Bank of Communications Yichang Branch
Responsible Person: Ye Fenggao
Address for Correspondence: No.22, Fourth Shengli Road, Yichang City

WHEREAS, the Mortgagee provides or will provide Hubei Minkang Pharmaceutical Co., Ltd. (hereinafter referred to as the "Debtor") with a series of credit, in order to guarantee the realization of the credit rights of the Mortgagee, the Mortgagor would like to establish the Maximum Mortgage by the property of which the Mortgagor has right to dispose for the right of credit entitled by the Mortgagee against the Debtor in respect of such credit.

In order to specify the rights and obligations of both parties, the Mortgagor and the Mortgagee hereby enter into this Agreement through amicable negotiation.

Article 1 Mortgaged Property

 1.1 The Mortgaged Property provided by the Mortgagor Real Estate Title house property and use right of land occupied (hereinafter referred to as the "Collateral")

 1.2 The details of the Mortgaged Property shall be based on the "List of Collaterlal" attached to this Agreement.

 1.3 The legal effect of the Mortgage Right shall be extended to the Collateral and its accessory properties, accessory rights, the attached facilities, things connected, processed goods, fruits and subrogated objects.

Article 2 Responsibilities of Guarantee

 2.1 The Mortgagor shall provide the Maximum Mortgage Guarantee for all Master Contracts made and entered into by and between the Mortgagee and the Debtor during May 2, 2013 and May 2, 2016.

The Master Contract mentioned in the preceding clauses means the Credit Business Contract made and entered into by and between the Mortgagee and the Debtor for the loan. The currency category, amount of principal and interest rate of the Mortgagee's right of credit, as well as the period for performance of the liabilities of the Debtor shall be subject to the Master Contract.

2.2 The Maximum Amount of Credit of the Mortgage Guarantee (currency category and amount in words): RMB FIVE THOUSANDS AND SEVENTY THOUSANDS ONLY.

2.3 The scope of the Mortgage Guarantee shall include the principal and interest under the Master Contract, compound interest, penalty interest, liquidated damages, compensation for damages and costs for realization of the right of credit. The costs for realization of the right of credit shall include but not limited to cost of collection, court fee (or arbitration fee), cost for disposal of the Collateral, transfer fee, cost of preservation, announcement fee, execution fee, attorney fee, travel expense and other expenses.

** 2.4 Pursuant to the Article 5 of the Guarantee Law of the People's Republic of China, both parties to this Agreement particularly agree as follows: The legal effect of this Agreement is independent of each Master Contract, the invalidity of any Master Contract or its related terms and conditions shall not affect the legal effect of this Agreement. The Mortgagor shall bear joint and several liabilities for the return or compensation liabilities which shall be taken by the Debtor after the relative Master Contract is null and void.

Article 3 Determination of the Guaranteed Right of Credit

3.1 The guaranteed principal right of credit under this Agreement shall be determined on the earlier date (the "Date of Determination") of the following dates:

(1)     The date when the last principal creditor's right under all master contract occurs.
(2)     Where the Collateral is taken by such property preservation or implementation measures as sealing up and seizing, etc. during the mortgage period, the date of taking such property preservation or implementation measures;
(3)     Where the bankruptcy case is accepted by the court, the date of acceptance by the court of the bankruptcy application;
(4)     The time when the Mortgagee exercises the mortgage right under the Article 8 of this Agreement.

3.2 The guarantee of this Agreement shall be extended to the principal right of credit entitled to the Mortgagee under the Master Contract signed prior to the Date of Determination (including the current day) and the interests generated (including compound interest, overdue interest and diversion penalty interest) until the Mortgagor taking responsibilities, and thecosts for realizing right of credit and mortgage by mortgagee as specified by 2.3 are in the scope of the warranty.

The occurrence of the principal creditor's right refers to the loan issuance, financing fund, or opening of a bank acceptances, letters of credit, letters of guarantee (including standby letters of credit, the same below).

3.3 Where the mortgagee transfer the creditor's right under the master contract before the determination of principal creditor's right, the transferring of maximum mortgage amount and the way to transfer shall be based on the written notice sent by the mortgagee to mortgagor.

Article 4 Registration of Collateral

The Mortgagor shall, after signing this Agreement, forthwith handle formalities of mortgage registration of the Collateral under this Agreement in the Register Authority, and shall deliver the proof of other rights over land, original copy of certificate of mortgage registration and original copy of title certificate of Collateral to the Mortgagee for keeping within three days after completion of registration formalities.

Article 5 Insurance

5.1 The Mortgagor shall cover the insurance for the Collateral in the insurance amount and period as required by the Mortgagee, and also shall appoint the Mortgagee as the first beneficiary to the insurance benefits.

After completion of the insurance formalities, the Mortgagor shall deliver the original policy to the Mortgagee for keeping.

5.2 During the validity period of this Agreement, the Mortgagor shall pay all premiums on time, and perform other obligations which are necessary for the maintaining of the effective duration of the insurance.

5.3 If the Mortgagor fails to cover the insurance or renew the insurance, the Mortgagee shall be entitled to cover or renew at its discretion, pay the premium on behalf of the Mortgagor or take other measures to maintain the insurance. The Mortgagor shall provide necessary assistance, and bear the premium and related expenses paid therefrom by the Mortgagee.

** Article 6 Representation and Warranty of the Mortgagor

6.1 The Mortgagor is an independent civil entity which is lawfully established and will renew legally, with all necessary legal capacity, and is able to perform the obligations under this Agreement and take civil responsibilities in the name of itself.

6.2 The execution and performance of this Agreement is the true declaration of will by the Mortgagor, obtaining all necessary consents, approvals and authorizations, without any legal defects.

6.3 All documents, materials and information provided by the Mortgagor for the Mortgagee during the execution and performance of this Agreement are true, accurate, complete and effective.

6.4 The Mortgagor has sufficient right of disposal on the Collateral, if the Collateral is co-owned, its right of disposal has obtained all necessary consents and approvals.

6.5 The Collateral has no defects, has not been lawfully sealed up, seized and controlled, without any dispute, mortgage, pledge, lawsuit (arbitration), etc.

6.6 The debtor is neither the shareholder of Mortgagor nor the "actual controller" defined by the "Company Law" when signing the Contract.

** Article 7 Obligations of the Mortgagor

7.1 The Mortgagor shall bear the costs for the evaluation, registration, notarization, certification, insurance, keeping, repair and maintenance, etc. of the Collateral under this Agreement.

7.2 The Mortgagor shall have custody of the Collateral, shall not use the Collateral by any abnormal ways, and shall make regular repair and maintenance in order to ensure the Collateral is in good condition, as well as cover the insurance as required by the Mortgagee.

7.3 Without the written consent of the Mortgagee, the Mortgagor shall not take such actions to reduce or possibly reduce the value of the Collateral; and shall not dispose of the Collateral by any ways such as transfer, gift, lease, and establishment of security interest, etc.

7.4 The Mortgagor shall assist the Mortgagee in the inspection to the use, keeping, maintenance state of the Collateral as well as the maintenance of the title.

7.5 If the following cases occur, the Mortgagor shall forthwith inform the Mortgagee in writing, and provide new warranty as required by the mortgagee: The Collateral is possibly damaged or significantly diminished in value;

(1)     The safety and good condition of the Collateral is unfavorably affected or possibly affected;
(2)     The title of the Collateral is in dispute;
(3)     The Collateral is taken such property preservation or implementation measures such as sealing up and seizing, etc. during the mortgage period;
(4)     The mortgage right is infringed or possibly infringed by any third party;

(5)     Significant changes in the work and income of Mortgagor (in case of natural person);
(6)     The Mortgagor winds up, dissolves, stops doing business for internal rectification, is revoked a business license, is cancelled, applies or is applied for bankruptcy.

7.6 Before the discharge of all liabilities under all Master Contracts by the Debtor to the Mortgagee, the Mortgagor shall not perform the right of recourse arising out of the performance of this Agreement against the Debtor or other guarantors.

7.7 Before the discharge of all liabilities under all Master Contracts by the Debtor, the Debtor, if been the shareholder or actual controller of the Mortgagor, the Mortgagor shall immediately inform the Mortgagee and provide the resolution made by the meeting of shareholders regarding the agreement of mortgage provision.

7.8 The Mortgagor shall assist the Mortgagee in the realization of the mortgage right without establishing any barriers.

** Article 8 Exercise of Mortgage Right

8.1 If any of the following cases occurs, the Mortgagee shall be entitled to lawfully auction and realize the Collateral:

(1)     The Debtor fails to pay off on time the loan or the principal of financing amount, the amount paid by the Mortgagee in advance or the relevant interest under any Master Contract;
(2)     The Mortgagor fails to provide additionally the guarantee under the Article 7.5.

8.2 The moneys gained by lawful auction and realization of the Collateral shall be disposed of as follows:

(1)     Pay off the due debt by the Debtor;
(2)     Where the Debtor has the debt which is not due, the balance after the discharge shall be deposited to the bond account appointed by the Mortgagee; when the debt is due, if the Debtor fails to discharge the corresponding debts, the Mortgagee shall be entitled to deduct and transfer such amounts.

8.3 The Mortgagor hereby agrees that for the creditor's rights mortgaged at the same time secured by other security contracts, the Mortgagor is entitled to determine the exercising order of rights, and the Mortgagee has right to directly exercise the mortgage without right claim to other guarantors; where the Mortgagee waives the security interest under other guarantee contracts or its orders of rights or change of security interest, the Mortgagor then shall assume the liability to guarantee according to the Contract, without any exemption from liability.

** Article 9 Guarantee Terms

9.1 Where the mortgage right is null and void due to the following causes, the Mortgagor shall provide the maximum amount guarantee for the Debtor's debts under each Master Contract:

(1)     The Mortgagor fails to handle formalities for the registration of the Collateral under the Article 4;
(2)     The representation and warranty made by the Mortgagor under the Article 6 is not true;
(3)     Other causes which are attributable to the Mortgagor.

9.2 The Maximum Amount of Credit Guarantee by the Mortgagor (currency category and amount in words): RMB FIVE THOUSAND AND SEVENTY THOUSANDS ONLY, and the guarantee way are joint and several liability guarantee.

9.3 The Master Contract scope which is guaranteed by the Maximum Amount Guarantee shall be consistent with the Master Contract scope of the mortgage guarantee under this Agreement (as agreed in the Article 2.1 hereof). The scope of the guarantee of the Mortgagor shall include the principal and interest, compound interest, penalty interest, liquidated damages, compensation for damage and costs for realization of right of credit under the Master Contract. The costs for realization of right of credit shall include but not be limited to cost of collection, court fee (or arbitration fee), cost of preservation, announcement fee, execution fee, attorney fee, travel expense and other expenses.

9.4 During the guarantee,the guarantee period under each Master Contract is separately calculated from the date of expiry of the liabilities as provided in each Master Contract (the establishment of banker's acceptance bill, the bank's letter of credit, as well as letter of guarantee shall be the date of paying the amounts in advance by the Creditor; the same below). The guarantee period under each Master Contract shall be from the expiration date of performance of liabilities under such Master Contract (or the date of paying the amounts in advance by the Creditor) until two years after the expiry date of the liabilities as provided in the Master Contract which is last due among all the Master Contracts.

Where it is agreed in the Master Contract that the Debtor may perform the liabilities by installments, the guarantee period of each installment of performance of liabilities under such Master Contract shall be separately calculated from the expiration date of performance of such installment of liabilities until two years after the expiration date of the installment of liabilities that are last due under such contract (or the date of paying the amounts in advance by the Creditor).

For the debt under the Master Contract matured in advance announced by the creditor, the due date announced should be the expiration date of debt performance.

9.5 The force of such guarantee terms shall be separate from the other terms of this Contract, and the effectiveness of such guarantee terms shall be subject to the condition that the mortgage right under this Contract fails to be established or come into force for reasons as provided in the Article 9.1.

** Article 10 Settlement of Disputes

All disputes under this Agreement shall be settled by the court of competent jurisdiction where the mortgagee is located. During the period of disputes, each party shall continue to perform the terms which are not involved in the dispute.

Article 11 Miscellaneous

** 11.1 The Mortgagee shall not be obliged to provide credit for the Debtor as a result of this Agreement.

11.2 The "List of Collateral" attached to this Agreement shall be an integral part of this Agreement.

11.3 This Agreement shall come into force after being signed (or sealed) and stamped with official seal by the legal representative (responsible person) or authorized representative of both parties; the Mortgagor should be the natural person, with its signature provided.

11.4 This Agreement shall be executed in four originals, the Mortgagor and the Mortgagee shall hold one respectively, and the collateral registration authority shall hold one.

Article 12 Other Agreed Matters

The Mortgagor has gone through the aforesaid terms, and the Mortgagee has made corresponding explanations upon the request of the Mortgagor, who has no objections to all the contents.

Mortgagor: Hubei Minkang Pharmaceutical Co., Ltd. (SEAL)

Legal Representative (Responsible Person) or Authorized Representative (SIGNATURE OR SEAL): Koh Sock Hua (SEAL)

Date: May 2, 2013

The Mortgagee: Bank of Communications Yichang Branch (SEAL)

Legal Representative (Responsible Person) or Authorized Representative (SIGNATURE OR SEAL): /s/ Ye Fenggao (SIGNATURE)

Date: May 2, 2013

Co-owner statement terms (applies to the situation where the collateral has co-owners)

I (name: Identification document type: ID No.: ) am the co-owner of the collateral. I have read and confirmed all terms of the Contract, and acknowledge and agree that the Mortgager may provide the security to the Mortgagee by means of the collateral.

Signature of Co-owner:

Date:

BANK OF COMMUNICATIONS YICHANG BRANCH

List of Collaterals

May 2, 2013
Mortgagor Name : Hubei Minkang Pharmaceutical Co., Ltd.
Name of Creditor: Hubei Minkang Pharmaceutical Co., Ltd.	Mortgage Contract No.: Di A101L130249-1

Name	Unit	Quantity	Title Certificate No.	Place of Storage	Insurance Policy No.
Land	M2	16172.01	（2008）040301185-49	No.50, Xiba Road

As evaluated by the HuaShen Assets Appraisal & Real Estate Co., Ltd. and the appraisal value is RMB EIGHT MILLION AND FIVE HUNDRED NINETY FOUR THOUSAND AND ONE HUNDRED YUAN ONLY. Appraised on April 2, 2013

Official Seal of Mortgagor: Hubei Minkang Pharmaceutical Co., Ltd.

Official Seal of Mortgagee: Bank of Communications Yichang Branch

Agreement Seal of Wuhan Blower Co., Ltd Agreem Handled by: Xi Hongyan                                    Handled by: GuJia